EXHIBIT 99.3

CONFIDENTIAL

FIRST AMENDMENT TO OFFER OF EMPLOYMENT

BETWEEN ROZLYN LIPSEY AND TPCO US HOLDING LLC

This Amendment to the Offer of Employment (this “Amendment”) between Rozlyn Lipsey (“Employee” or “You”) and TPCO US Holdings LLC (“Employer”), is made as of February 3, 2023 (the “Amendment Effective Date”).

WHEREAS Employee and Employer are parties to that certain Offer of Employment, dated May 10, 2022 (the “Agreement”);

WHEREAS any defined terms used herein have the same meaning as originally prescribed in the Agreement, unless otherwise noted; and

WHEREAS Employee and Employer wish to amend the Agreement.

NOW THEREFORE, in consideration of the foregoing, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and Employer agree that the paragraph entitled “Severance” in the Agreement will be replaced in its entirety as follows:

Severance: In the event of termination as a result of the Company eliminating the position of EVP of Operations due to business conditions reasons not attributable to your performance, in addition to any unpaid amounts or reimbursement owed by the Company to you through your date of termination, you will be eligible for (a) continuation of your base salary for ~~four~~ six months following the effective date of termination, (b) payment by the Company of the employer portion of your medical insurance for a period of ~~four~~ six months following the effective date of your termination provided you pay for the employee contribution portion of such insurance and (c) to receive a pro rata portion of your targeted annual bonus (i.e., up to 50% of your annual base salary) (collectively, “Severance”). Payment of any Severance is subject to your execution and non-revocation of a general release of claims in a form reasonably acceptable to the parties and your continued compliance with your post-employment confidentiality covenants. If you are terminated by the Company for cause, which may include poor performance and/or willful misconduct among other things, you will not be entitled to Severance.

The terms hereof shall constitute an Amendment to the Agreement. Except as provided herein, the terms and conditions of the Agreement shall remain in full force and effect. In the event of conflict between this Amendment and the Agreement, the terms and conditions of this Amendment shall control.

IN WITNESS WHEREOF, Employee and Employer have executed this First Amendment as of the Amendment Effective Date set forth above.

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CONFIDENTIAL

Agreed and Acknowledged by:

/s/ Troy Datcher	Feb-03-2023
Troy Datcher
CEO, The Parent Company (TPCO Holding Corp.)

/s/ Rozlyn Lipsey	Feb-03-2023
Rozlyn Lipsey	Date
EVP of Operations, The Parent Company (TPCO Holding Corp.)